Exhibit 99.1

Case 1 :08-cv-20748-WMH Document 14 Entered on FLSD Docket 04/04/2008 Page 1 of 3

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF FLORIDA

Case No 08-20748-CIV-HOEVELER/BROWN

APPLE CORPS LIMITED and APPLE RECORDS, INC.,

Plaintiffs,

V.

FUEGO ENTERTAINMENT, INC., ECHO-FUEGO
MUSIC GROUP LLC, ECHO-VISTA INC., HUGO M.
CANCIO and JEFFREY COLLINS,

Defendants,
____________________________________________________/

AGREED ORDER GRANTING PLAINTIFFS' MOTION FOR EMERGENCY

PRELIMINARY INJUNCTION

THIS CAUSE, having come before the court on the agreement of all of the parties to this case and the court being fully advised in the premises, it is hereby Ordered and Adjudged that:

1. Plaintiffs' Motion for Emergency Temporary Injunction is hereby granted as set forth below.

2. Defendants, their agents, servants, employees, representatives, attorneys, successors and assigns and all persons, firms, corporations or entities acting under their direction, authority or control, and all persons acting directly or indirectly in concert or participation with any of them, hereby agree that, during the pendency of this case, they will refrain from and are hereby temporarily enjoined from :

(i) manufacturing, distributing, selling, promoting, copying, licensing, trafficking or disseminating, or in any way exploiting or exposing the public to any recordings of live Beatles' performances at the Star-Club (The " Recordings");

Case 1 :08-cv-20748-WMH Document 14 Entered on FLSD Docket 04/04/2008 Page 2 of 3

(ii) using, in commerce, the name, likeness, tradename or trademark THE BEATLES or any other designation confusingly or deceptively similar to THE BEATLES, on their website in connection with the manufacture, distribution, sale, promotion, copying, license, trafficking or other exploitation of musical recordings or performances of The Beatles, including, but not limited to, the Recordings;

(iii) committing any acts calculated to cause the public to believe that any of the Defendants' products or other goods/services of Defendants have been authorized, sponsored by, or arc affiliated with Plaintiffs or THE BEATLES;

( iv ) contributing to or participating in the exploitation by others of the Recordings;

(v) making any public statement, orally or in writing suggesting or designed to induce the public to believe that the parties are in negotiations regarding the Recordings

(3) No bond shall be mandated.

(4) The parties acknowledge that the entry of this injunction shall not be construed as an admission or a determination of the viability of any Party's claims or defense in this matter.

(5) This preliminary injunction shall remain effective through the earlier of any modification by this Court or the disposition of this case.

(6) Plaintiffs shall not move for an order of contempt with respect to an inadvertent violation of paragraphs 2 (iii) or 2 (v) above until Plaintiffs provide written notice to Defendants' counsel of such violation and following 2 business dayS for Defendants to cure same.

Case 1 :08-cv-20748-WMH Document 14 Entered on FLSD Docket 04/04/2008 Page 3 of 3

DONE AND ORDERED in Chambers at Miami, Florida, this 4th day of April, 2008.

/s/ WILLIAM M. HOEVELER
WILLIAM M. HOEVELER

SENIOR UNITED STATES DISTRICT JUDGE

Case No. 08-20748-CIV-HOEVELER
Agreed Order Granting Plaintiffs' Motion for Emergency Preliminary Injunction PAGE 3 of 3

cc:    counsel of record

Echo-Vista, Inc.
705 NW 126th Avenue
Coral Springs, FL 33071

Jeffery Collins
Chief Executive Officer Echo-Vista, Inc.
705 NW 126th Ave
Coral Springs, FL 33071